Exhibit 99.1

Name and Address of Reporting Person:	Providence Equity Partners VIII-A L.P
50 Kennedy Plaza, 18th Floor
Providence, RI 02903
Issuer Name and Ticker or Trading Symbol:	OUTFRONT Media Inc. [OUT]

Date of Earliest Transaction Required to be Reported (Month/Day/Year):	June 7, 2022

Footnotes to Form 4

1.
This statement is being filed by the following Reporting Persons: PEP VIII International Ltd. (“PEP International”), Providence Equity GP VIII L.P. (“PEP GP VIII”), PEP VIII (Scotland) International Ltd. (“PEP Scotland International”), Providence Equity GP VIII (Scotland) L.P. (“PEP GP Scotland”), Providence Equity Partners VIII-A L.P. (“PEP VIII-A”), Providence Equity Partners VIII (Scotland) L.P. (“PEP Scotland”), PEP VIII Intermediate 5 L.P. (“PEP 5”), PEP VIII Intermediate 6 L.P. (“PEP 6”), and PEP VIII Advertising Co-Investment L.P. (“PEP Advertising”) (PEP Advertising collectively with PEP VIII-A, PEP Scotland, PEP 5 and PEP 6, the “PEP Direct Holders”).

2.
PEP International is the sole general partner of PEP GP VIII. PEP Scotland International is the sole general partner of PEP GP Scotland. PEP GP Scotland is the sole general partner of PEP Scotland. PEP GP VIII is the sole general partner of each of PEP VIII-A, PEP 5, PEP 6 and PEP Advertising. PEP GP VIII is also the holder of all of the equity interests in PEP Scotland International. By virtue of such relationships, (i) PEP Scotland International and PEP GP Scotland have shared voting and investment control with respect to the securities directly held by PEP Scotland and (ii) PEP GP VIII and PEP International have shared voting and investment control with respect to the securities directly held by each of the PEP Direct Holders. As a result, (i) PEP Scotland International and PEP GP Scotland may be deemed to indirectly beneficially own the securities directly held by PEP Scotland and (ii) PEP GP VIII and PEP International may be deemed to indirectly beneficially own the securities directly held by the PEP Direct Holders.

3.
Michael J. Dominguez is a Director of PEP International. Any securities issued to Mr. Dominguez for his service as a director of the Issuer are held by Mr. Dominguez for the benefit of funds or entities affiliated with PEP International.

4.
Represents an award by the Issuer of restricted share units to Mr. Dominguez for services as a director to be settled by delivery of a corresponding number of shares of common stock of the Issuer upon vesting.

5.	These restricted share units vest in full on June 7, 2023.

6.	These restricted share units vested in full on June 8, 2022.

7.
Each Reporting Person disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities Exchange of 1934, as amended (the “Exchange Act”), or for any other purpose, except to the extent of its respective pecuniary interest therein, if any. This report shall not be deemed an admission that (i) any of the PEP Direct Holders is a beneficial owner of the securities held by any of the other PEP Direct Holders or that (ii) any of PEP International, PEP GP VIII, PEP Scotland International or PEP GP Scotland is a beneficial owner of the securities held by the PEP Direct Holders, in each case for the purpose of Section 16 of the Exchange Act, or for any other purpose, except to the extent of their pecuniary interest therein, if any.